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                                                                      Exhibit 12

Main Place Funding, LLC
Exhibit 12. Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)

                                        Three Months    Year         Year          Year           Year         Year
                                            Ended       Ended        Ended         Ended          Ended        Ended
                                          March 31,  December 31,  December 31, December 31,   December 31, December 31,
                                             2002       2001         2000         1999             1998         1997
--------------------------------------------------------------------------------------------------------------------------
Income before taxes                       $133,940    $808,855     $  911,225   $1,257,141      $2,341,426   $1,294,152

Fixed charges:
     Interest expense                        9,528     138,630        339,016      477,810       1,056,419      595,818
     Amortization of debt discount and
       appropriate issuance costs              506       2,036          2,962        3,306           3,128        3,713
                                        ----------------------------------------------------------------------------------
        Total fixed charges                 10,034     140,666        341,978      481,116       1,059,547      599,531

Earnings before fixed charges             $143,974    $949,521     $1,253,203   $1,738,257      $3,400,973   $1,893,683
                                        ==================================================================================
Fixed charges                             $ 10,034    $140,666     $  341,978   $  481,116      $1,059,547   $  599,531
                                        ==================================================================================
Ratio of Earnings to Fixed Charges           14.35        6.75           3.66         3.61            3.21         3.16

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